Exhibit 99.1

TOOTSIE ROLL INDUSTRIES, INC.
7401 South Cicero Avenue
Chicago, IL 60629
Phone 773/838-3400
Fax 773/838-3534

PRESS RELEASE

STOCK TRADED: NYSE	FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR	Wednesday, October 27, 2021

CHICAGO, ILLINOIS – October 27, 2021 - Ellen R. Gordon, Chairman, Tootsie Roll Industries, Inc. reported third quarter and nine months 2021 net sales and net earnings.

Third quarter 2021 net sales were $183,090,000 compared to $156,962,000 in third quarter 2020, an increase of $26,128,000 or 17%. Third quarter 2021 net earnings were $24,733,000 compared to $24,673,000 in third quarter 2020, and net earnings per share were $0.37 and $0.36 in third quarter 2021 and 2020, respectively, an increase of $0.01 per share or 3%.

Nine months 2021 net sales were $399,445,000 compared to $339,561,000 in nine months 2020, an increase of $59,884,000 or 18%. Nine months 2021 net earnings were $45,294,000 compared to $44,043,000 in nine months 2020, and net earnings per share were $0.67 and $0.64 in nine months 2021 and 2020, respectively, an increase of $0.03 per share or 5%.

Mrs. Gordon said, “The growth in third quarter and nine months 2021 sales reflect effective sales and marketing programs as the economy continues to recover and “re-open” from the adverse effects of the Covid-19 pandemic. As the effects of the pandemic subsided throughout the first nine months of 2021, the Company had continuing improvement in customer orders and sales. Third quarter 2021 sales also exceeded third quarter 2019 sales by 1% which provides a quarterly sales comparison prior to the pandemic, and nine months 2021 sales were 3% ahead of nine months 2019 sales.

Although higher third quarter and nine months 2021 sales contributed to improved net earnings in the corresponding prior year periods, higher input costs mitigated much of the benefits of higher sales. Third quarter and nine months 2021 gross profit margins and net earnings were adversely affected by increasing costs for ingredients, packaging materials, freight and delivery, and certain manufacturing supplies. Third quarter and nine months results were also adversely affected by higher than expected sales demand and supply chain challenges and disruptions which resulted in additional costs related to our efforts to meet this higher demand. In response to these higher costs, the confectionary industry has announced increases in selling prices with the objective of restoring some to the resulting margin declines, and we have followed with price increases as well.  These price increases will be phased in primarily during fourth quarter 2021 and the beginning of 2022.

Our costs continued to escalate in third quarter 2021 and we see even higher costs in 2022 as our 2021 supply contracts and hedging programs come to closure and new contracts and hedging at higher 2022 costs begin to take effect.  Higher commodity markets are driving up our key ingredients, packaging materials and energy costs, including the adverse effects of higher energy costs on freight and delivery fuel surcharges and plant manufacturing utilities. We expect these higher costs and resulting overall increases in inflation, some of which is driven by supply chain problems, to continue through 2022. The Company uses the Last-In-First-Out (LIFO) method of accounting for inventory and costs of goods sold which results in charging the most current costs to cost of goods sold and thereby accelerating the realization of these higher costs as well as lower current income taxes. Although the Company continues to monitor these higher costs and price increases in the industry, we must be mindful of the effects and limits of passing on all of the above discussed higher costs to the consumers of our products.

Nine months 2021 includes pre-tax foreign exchange gains of $506,000 compared to gains of $1,440,000 in nine months 2020, which adversely affects the comparison of nine months 2021 to 2020. The Company’s effective income tax rates were 21.3% and 21.4% in third quarter 2021 and 2020, respectively, and 23.0% and 22.6% in nine months 2021 and 2020, respectively. Earnings per share benefited from stock purchases in the open market resulting in fewer shares outstanding in both third quarter and nine months 2021.

We are focused on the longer term and therefore are continuing to make investments in plant manufacturing operations to meet new consumer and customer product demands, achieve product quality improvements, increase operational efficiencies and provide genuine value to consumers. The effects of Covid-19 pandemic, including variants, are unprecedented, and therefore the Company is unable to determine the related effects on its sales and net earnings for the balance of 2021 and in 2022.”

Safe Harbor Statement

This release contains forward-looking statements that are based largely on the Company’s current expectations and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “anticipated,” “believe,” “expect,” “intend,” “estimate,” “project,” “plan” and other words of similar meaning in connection with a discussion of future operating or financial performance and are subject to certain factors, risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. Such factors, risks, trends and uncertainties, which in some instances are beyond the Company’s control, include the overall competitive environment in the Company’s industry, changes in assumptions, judgments and risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2020.

The risk factors referred to above, including the effects of the Covid-19 pandemic, are believed to be significant factors, but not necessarily all of the significant factors that could cause actual results to differ from those expressed in any forward-looking statement. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made only as of the date of this report. The Company undertakes no obligation to update such forward-looking statements.

TOOTSIE ROLL INDUSTRIES, INC.

CONSOLIDATED SUMMARY OF SALES & EARNINGS

FOR THE PERIODS ENDED

SEPTEMBER 30, 2021 and 2020

	Third Quarter Ended
	2021	2020

Net Product Sales	$183,090,000	$156,962,000
Net Earnings	$24,733,000	$24,673,000
Net Earnings Per Share*	$0.37	$0.36
Average Shares Outstanding*	67,244,000	68,393,000

	Nine Months Ended
	2021	2020

Net Product Sales	$399,445,000	$339,561,000
Net Earnings	$45,294,000	$44,043,000
Net Earnings Per Share*	$0.67	$0.64
Average Shares Outstanding*	67,549,000	68,627,000

* Based on average shares outstanding adjusted for 3% stock dividends distributed April 2, 2021 and April 3, 2020.